As filed with the Securities and Exchange Commission on December 17, 2021

Registration No. 333-251109

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3

To Form S-1 on

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GCM Grosvenor Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-2226287
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

900 North Michigan Avenue

Suite 1100

Chicago, Illinois 60611

(312) 506-6500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Burke J. Montgomery

General Counsel

900 North Michigan Avenue

Suite 1100

Chicago, Illinois 60611

(312) 506-6500

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Justin G. Hamill, Esq.

Rachel W. Sheridan, Esq.

Drew Capurro, Esq.

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

(212) 906-1200

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On December 4, 2020, GCM Grosvenor Inc. (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-251109) (the “Registration Statement”). The Registration Statement, as amended, was initially declared effective by the SEC on December 14, 2020, and initially registered for resale from time to time of (i) an aggregate of 172,538,315 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of the Company, including shares of Class A common stock the Company may issue from time to time to Grosvenor Holdings, L.L.C., an Illinois limited liability company (“Holdings”), GCM Grosvenor Management, LLC, a Delaware limited liability company (“Management LLC”), Grosvenor Holdings II, L.L.C., a Delaware limited liability company (“Holdings II”, and together with Holdings and Management LLC, the “GCMH Equityholders”) upon the exchange by such stockholders of an equivalent number of Grosvenor common units (as defined in the Registration Statement) and (ii) 2,700,000 warrants to purchase Class A common stock at an exercise price of $11.50 per share (the “warrants”) by the selling shareholders named in the prospectus forming a part of the Registration Statement. The prospectus forming a part of the Registration Statement also related to the issuance by the Company of up to 23,893,798 shares of Class A common stock upon the exercise of outstanding warrants.

This Post-Effective Amendment No. 3 to Form S-1 on Form S-3 (“Post-Effective Amendment No. 3”) is being filed by the Company (i) to convert the registration statement on Form S-1 into a registration statement on Form S-3 and (ii) to include updated information regarding the selling shareholders named in the prospectus, including (a) including GCM Progress Subsidiary LLC, a Delaware limited liability company, as one of the GCMH Equityholders, (b) a reduction in the number of shares of Class A common stock being offered by the GCMH Equityholders to 144,235,246 shares of Class A common stock and (c) a reduction in the number of warrants being offered by the selling shareholders named in the prospectus to 900,000 warrants and (d) a reduction in the number of shares issuable by the Company upon exercise of outstanding warrants to up to 20,497,764 shares of Class A common stock.

No additional securities are being registered under this Post-Effective Amendment No. 3. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 17, 2021.

PROSPECTUS

GCM Grosvenor Inc.

144,235,246 Shares of Class A Common Stock

900,000 Warrants to Purchase Shares of Class A Common Stock

and

20,497,764 Shares of Class A Common Stock Underlying Warrants

This prospectus relates to the resale from time to time of (i) an aggregate of 144,235,246 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of GCM Grosvenor Inc., a Delaware corporation, including shares of Class A common stock we may issue from time to time to the selling shareholders named in this prospectus (the “Selling Shareholders”) upon the exchange by such stockholders of an equivalent number of Grosvenor common units (as defined herein) and (ii) 900,000 warrants to purchase Class A common stock at an exercise price of $11.50 per share (the “warrants”) by the Selling Shareholders. This prospectus also relates to the issuance by us of up to 20,497,764 shares of Class A common stock upon the exercise of outstanding warrants.

We are registering the resale of shares of Class A common stock and warrants as required by an amended and restated registration rights agreement entered into by and among us, the Selling Shareholders and certain other shareholders party thereto. We will receive the proceeds from any exercise of the warrants for cash, but not from the resale of the shares of Class A common stock or warrants by the Selling Shareholders. We will bear all costs, expenses and fees in connection with the registration of the shares of Class A common stock and warrants. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Class A common stock and warrants.

See “Plan of Distribution” beginning on page 15 of this prospectus.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN ANY APPLICABLE PROSPECTUS SUPPLEMENT concerning factors you should consider before investing in our securities.

Our Class A common stock and warrants are listed on the Nasdaq Global Market under the symbols “GCMG” and “GCMGW,” respectively. On December 16, 2021, the last reported sale prices of our Class A common stock and warrants on the Nasdaq Global Market were $10.18 and $1.43, respectively.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2021.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, the Selling Shareholders named in this prospectus may, from time to time, sell up to 145,135,246 shares of Class A common stock (which consists of 144,235,246 shares of Class A common stock issuable upon the exchange or redemption of Grosvenor common units as well as shares of Class A common stock issuable upon the exercise of the 900,000 warrants held by the Selling Shareholders) and up to 900,000 warrants and we may, from time to time, sell up to 20,497,764 shares of Class A common stock, in each case, in one or more offerings and as described in this prospectus. To the extent necessary, each time that we or the Selling Shareholders offer and sell securities, we or the Selling Shareholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. To the extent permitted by law, we may also authorize one or more free writing prospectuses that may contain material information relating to these offerings. Such prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we nor the Selling Shareholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholders take any responsibility for, nor provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Shareholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, neither we nor the Selling Shareholders guarantee the accuracy or completeness of this information and neither we nor the Selling Shareholders have independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “GCM Grosvenor,” “we,” “our,” “us” and the “Company” in this prospectus, we mean GCM Grosvenor Inc., a Delaware corporation, including our consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

In this prospectus, we refer to our Class A common stock and warrants to purchase shares of Class A common stock, collectively, as “securities.”

When we refer to “Grosvenor common units,” we mean units of partnership interest in Grosvenor Capital Management Holdings, LLLP, a Delaware limited liability limited partnership and subsidiary of the Company (“GCMH”), entitling the holder thereof to the distributions, allocations, and other rights accorded to holders of partnership interests in GCMH.

ii

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is http://www.gcmgrosvenor.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. The warrant agreement providing for the terms of warrants to purchase our Class A common stock and other documents establishing the terms of any offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 12, 2021, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A, filed with the SEC on May 10, 2021;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed with the SEC on May 14, 2021, August 12, 2021 and November 12, 2021, respectively;

●	our Current Reports on Form 8-K filed with the SEC on January 4, 2021, March 2, 2021, May 3, 2021, June 10, 2021, June 24, 2021 and July 2, 2021; and

●	the description of our Class A common stock contained in our registration statement on Form 8-A, dated November 17, 2020, filed with the SEC on November 17, 2020 and any amendment or report filed with the SEC for the purpose of updating the description, including Exhibit 4.2 to our Annual Report on Form 10-K/A for the year ended December 31, 2020.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

GCM Grosvenor Inc.

900 North Michigan Avenue

Suite 1100

Chicago, Illinois 60611

(312) 506-6500

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

iii

THE COMPANY

Over our 50-year history we have been a leading alternative asset management solutions provider. We invest across all major alternative investment strategies and are highly flexible in how we structure our solutions to meet each client’s specific needs.

We collaborate with our clients to invest on their behalf across the private and public markets, either through portfolios customized to meet a client’s specific objectives or through specialized funds that are developed to meet broad market demands for strategies and risk-return objectives. Our clients are principally large, sophisticated, global institutional investors who rely on our investment expertise and differentiated investment access to navigate the alternatives market, but also include a growing non-institutional client base. As one of the pioneers of customized separate account solutions, we are equipped to provide investment services to clients with a wide variety of needs, internal resources and investment objectives, and our client relationships are deep and frequently span decades.

We operate at scale across the full range of private markets and absolute return strategies. Private markets and absolute return strategies are primarily defined by the liquidity of the underlying securities purchased, the length of the client commitment, and the form and timing of incentive compensation. We offer the following investment strategies:

Private Markets

●	Private Equity. We are a recognized industry leader in private equity investing with global capabilities investing in primary funds, secondaries and co-investments.

●	Infrastructure. We are a leading open architecture infrastructure platform with nearly two decades of experience. Our investment activities span geographies, infrastructure subsectors, and include fund investing, secondary investing and direct investing.

●	Real Estate. We manage real estate investment portfolios through a flexible investment platform to provide differentiated exposure to opportunistic real estate investments, primarily in North America. We are a leader in seeding new platforms, joint venture investing, and other creative and innovative implementation methods to access attractive real estate returns.

Absolute Return Strategies

●	Absolute Return Strategies. We have been investing in hedge fund strategies for over 50 years. We are an experienced and scaled platform with a leading capability in providing customized solutions.

Strategies Across Private Markets and Absolute Return Strategies

●	Middle Market and Small, Emerging, and Diverse Managers. For the past 30 years we have developed a market-leading, dedicated effort to investing in and alongside middle market and small and emerging managers, which we believe adds significant, differentiated value to our clients. In addition, we have invested with diverse managers for approximately 20 years, consistent with our firm’s commitment to seeking the best possible risk-adjusted investment returns for our clients. We believe diverse managers represent a compelling, yet undercapitalized investment opportunity in the alternatives universe. We broadly define middle market investment activities as funds with AUM of generally less than $3.0 billion in the United States, €2.0 billion in Europe or $1.5 billion in Asia, small investment activities as funds with AUM of generally less than $1.0 to $2.0 billion and emerging market activities as managers that have launched three or fewer funds or have less than three years of investment activity.

●	Alternative Credit. We are a leader in alternative credit investing and our one firm approach to the asset class provides us with a competitive advantage. Our activities cover the liquidity spectrum across structured credit, corporate credit, distressed, direct lending, and real assets.

●	Opportunistic Investing. The firm’s Strategic Investments Group combines our unparalleled deal sourcing platform with the flexibility to capture an evolving opportunity set across asset classes, liquidity profiles, capital structures and geographies. The team integrates this deal sourcing capability and flexible mandate with a seamless execution process that has allowed it to become one of leading opportunistic investing platforms in the marketplace.

●	ESG and Impact Strategies. Investing responsibly is a core firm value. Through our investments, we incorporate ESG considerations into our business management, analysis, due diligence, and portfolio construction. We view ESG issues as key elements of investment return, volatility and risk mitigation, and believe the appropriate consideration of such issues is an important aspect of our fiduciary responsibility to our clients.

Client Offerings and Value Proposition

We strive to put our clients’ needs first, and a key to doing that is by providing solutions across alternatives strategies with a high degree of flexibility.

Within each investment strategy, we make primary investments in funds managed by third-party managers, which we refer to as primary fund investments; we acquire secondary stakes in such funds, which we refer to as secondaries; we co-invest alongside such primary fund managers, which we refer to as co-investments; and we invest directly into operating businesses and operating assets, which we refer to as direct investing. A number of our clients utilize multiple strategies and approaches.

From a structural standpoint, we offer investment portfolios to clients in two broad categories: customized separate accounts, which are tailored to meet a client’s specific objectives, and specialized funds, which are turnkey offerings for multiple clients.

We filed our amended and restated certificate of incorporation with the Secretary of State of Delaware on November 17, 2020.

Our principal executive offices are located at 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611, and our telephone number is (312) 506-6500.

THE OFFERING

Issuer	GCM Grosvenor Inc.

Issuance of Class A common stock:

Shares of our Class A common stock to be issued upon exercise of all warrants	Up to 20,497,764 shares of Class A common stock

Shares of our Class A common stock outstanding prior to exercise of all warrants (as of September 30, 2021)	44,022,131 shares of Class A common stock, which does not include any shares of Class A common stock that may be issued pursuant to the exchange or redemption of Grosvenor common units.

Use of proceeds	We will receive up to an aggregate of approximately $235.7 million from the exercise of all warrants, assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

Resale of Class A common stock and warrants:

Shares of Class A Common Stock offered by the Selling Shareholders	Up to 145,135,246 shares of Class A common stock, which consists of 144,235,246 shares of Class A common stock issuable upon the exchange or redemption of Grosvenor common units as well as shares of Class A common stock issuable upon the exercise of the 900,000 warrants held by the Selling Shareholders.

Warrants offered by the Selling Shareholders	Up to 900,000 warrants

Exercise price	$11.50 per share for each warrant

Use of proceeds	We will not receive any proceeds from the sale of the Class A common stock and warrants to be offered by the Selling Shareholders. With respect to shares of Class A common stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash.

Market for Class A common stock and warrants	Our Class A common stock and warrants are listed on the Nasdaq Global Market under the symbols “GCMG” and “GCMGW,” respectively.

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of factors you should carefully consider before investing in our securities.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, as amended, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

All of the shares of Class A common stock and the warrants (including shares of Class A common stock underlying such warrants) offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $235.7 million from the exercise of all warrants, assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the warrants.

There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

DESCRIPTION OF SECURITIES

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation (the “Charter”), bylaws (the “Bylaws”), Warrant Agreement, dated as of December 12, 2018 (the “Warrant Agreement”), between Continental Stock Transfer & Trust Company and CF Finance Acquisition Corp. and Stockholders’ Agreement, dated as of November 17, 2020 (the “Stockholders’ Agreement”), by and among the Company, the GCM Equityholders (as defined below) and the other parties thereto, are summaries and are qualified in their entirety by reference to the full text of the Charter, Bylaws, Warrant Agreement and Stockholders’ Agreement, copies of which have been filed with the SEC, and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). As of December 31, 2020, we had two classes of securities registered under Section 12 of the Exchange Act: Class A common stock, $0.0001 par value per share (“Class A common stock”) and warrants to purchase shares of Class A common stock.

Our authorized capital stock consists of:

●	700,000,000 shares of Class A common stock;

●	500,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B common stock”);

●	300,000,000 shares of Class C common stock, par value $0.0001 per share (“Class C common stock” and, together with the Class A common stock and the Class B common stock, “common stock”); and

●	100,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Voting

Pursuant to the Charter, holders of Class A common stock and Class C common stock vote together as a single class on all matters submitted to the stockholders for their vote or approval, except as required by applicable law. Holders of Class A common stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval. Prior to the date on which Grosvenor Holdings, L.L.C., GCM Grosvenor Management, LLC, Grosvenor Holdings II, L.L.C., and GCM Progress Subsidiary LLC (the “GCMH Equityholders”) beneficially own voting shares representing less than 20% of the amount of Class A common stock held by the GCMH Equityholders immediately following the closing of our business combination on November 17, 2020 (the “Sunset Date”), the holders of Class C common stock are entitled to the lesser of (i) 10 votes per share and (ii) the Class C Share Voting Amount on all matters submitted to stockholders for their vote or approval. From and after the Sunset Date, holders of Class C Common Stock will be entitled to one vote per share. The Class B common stock is not entitled to vote (except as required by applicable law).

As of December 17, 2021, GCM V, LLC (“GCM V”) controlled approximately 75% of the combined voting power of our common stock as a result of its ownership of all of Class C common stock. Accordingly, Michael Sacks, through his control of GCM V, controls our business policies and affairs and can control any action requiring the general approval of our stockholders, including the election of our board, the adoption of amendments to the Charter and Bylaws and approval of any merger or sale of substantially all of its assets. Until the Sunset Date, Mr. Sacks will continue to control the outcome of matters submitted to the stockholders.

The Class B common stock is non-voting and is not entitled to any votes on any matter that is submitted to a vote of our stockholders, except as required by Delaware law. Delaware law would permit holders of Class B common stock to vote, with one vote per share, on a matter if it were to (i) change the par value of the Class B common stock or (ii) amend the Charter to alter the powers, preferences, or special rights of the Class B common stock as a whole in a way that would adversely affect the holders of Class B common stock.

As a result, in these limited instances, the holders of a majority of the Class B common stock could defeat such an amendment to the Charter. For example, if a proposed amendment of the Charter provided for the Class B common stock to rank junior to the Class A common stock or Class C common stock with respect to (i) any dividend or distribution, (ii) the distribution of proceeds were we to be acquired or (iii) any other right, Delaware law would require the separate vote of the holders of Class B common stock, with each share of Class B common stock entitled to one vote per share. In this instance, the holders of a majority of the Class B common stock could defeat that amendment to the Charter.

Dividends

The holders of Class A common stock and Class B common stock (collectively, the “Economic Rights Stock”) are entitled to receive dividends as and if declared by our board of directors out of legally available funds. Under the Charter, dividends may not be declared or paid in respect of the Class A common stock or the Class B common stock unless they are declared or paid in the same amount in respect of the other class of Economic Rights Stock. With respect to stock dividends, holders of Class A common stock must receive Class A common stock and holders of Class B common stock must receive Class B common stock.

The holders of Class C common stock do not have any right to receive dividends other than stock dividends consisting of shares of Class C common stock, paid proportionally with respect to each outstanding share of Class C common stock.

Merger, Consolidation or Tender or Exchange Offer

The holders of Class A common stock are not entitled to receive economic consideration for their shares in excess of that payable to the holders of Class B common stock in connection with any merger, consolidation, or tender or exchange offer. However, in any such event involving consideration in the form of securities, the holders of Class B common stock will be deemed to have received the same consideration as the holders of Class A common stock.

Liquidation or Dissolution

Upon our liquidation or dissolution, the holders of all classes of common stock are entitled to their respective par value, and the holders of Class A common stock and Class B common stock will then be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of Class C common stock will not have any right to receive a distribution upon our liquidation or dissolution.

Conversion, Transferability and Exchange

Subject to the terms of the Fifth Amended and Restated Limited Liability Partnership Agreement of Grosvenor Capital Management Holdings, LLLP (“A&R LLLPA”), the limited partners of Grosvenor Capital Management Holdings, LLLP (“GCMH”) (other than GCM Grosvenor Holdings, LLC (“IntermediateCo”)) may from time to time cause GCMH to redeem any or all of their units of partnership interest in GCMH (the “Grosvenor common units”) in exchange for, at our election (subject to certain exceptions), either cash (based on the market price for a share of the Class A common stock) or shares of Class A common stock. At our election, such transaction may be effectuated via a direct exchange of Class A common stock or cash by IntermediateCo for the redeemed Grosvenor common units.

The Charter provides that (i) a share of Class C common stock will automatically be cancelled for no consideration upon any sale or other transfer of a share of Class A common stock issued as a result of any redemption or direct exchange of Grosvenor common units transferred to any person that is not Michael Sacks, GCM V or the GCM Equityholders (or affiliate or owner thereof), and (ii) a share of Class C common stock will automatically be cancelled for no consideration upon the redemption or exchange of a Grosvenor common unit for cash. Shares of Class A common stock, Class B common stock and Class C common stock are not subject to any conversion right.

Other Provisions

None of the Class A common stock, Class B common stock or Class C common stock has any pre-emptive or other subscription rights, or sinking fund provisions.

Preferred Stock

We are authorized to issue up to 100,000,000 shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by Delaware law and the Charter, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences and rights of the shares. Our board of directors also will be authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company and may adversely affect the voting and other rights of the holders of Class A common stock, Class B common stock and Class C common stock, which could have a negative impact on the market price of the Class A common stock.

Redeemable Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. The warrants will expire on November 17, 2025, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of Class A common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” shall mean the average volume weighted average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call our warrants for redemption and our management does not take advantage of this option, CF Finance Holdings, LLC (the “CF Sponsor”) and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) Ordinary Cash Dividends (as defined below), or (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a stockholder vote to amend the Charter with respect to any provision relating to stockholders’ rights, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event. “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in the Warrant Agreement and excluding cash dividends or cash distributions that resulted in an adjustment to the warrant price or to the number of shares of Class A common stock issuable on exercise of each warrant) does not exceed $0.50.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of our assets or other property an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be redeemable by us so long as they are held by the CF Sponsor or its permitted transferees. The CF Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the CF Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in CF Finance Acquisition Corp.’s initial public offering.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average volume weighted average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Amendment of Certificate of Incorporation or Bylaws

The Bylaws may be amended or repealed by a majority vote of our board of directors or by the holders of at least the majority of the voting power of all of the then-outstanding shares entitled to vote thereon, subject to the Stockholders’ Agreement (for so long as it remains in effect). The affirmative vote of a majority of our board of directors and a majority in voting power of the outstanding shares entitled to vote thereon is required to amend the Charter, subject to the terms contained therein.

Exclusive Forum

The Charter provides that, to the fullest extent permitted by law, and unless we provide notice in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees, agents or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, Charter or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. The Charter further provides that, unless we otherwise consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The clauses described above will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Anti-Takeover Effects of Provisions of the Charter and Bylaws

The provisions of the Charter and Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A common stock.

The Charter and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing our future takeover or change in control unless such takeover or change in control is approved by our board of directors.

These provisions include:

Action by Written Consent; Special Meetings of Stockholders. The Charter provides that, until we are no longer a “controlled company” under Nasdaq Listing Rule 5605(c)(1), stockholder action can be taken by written consent in lieu of a meeting. The Charter and Bylaws also provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by law, special meetings of the stockholders can only be called by our board of directors, the chairman or so long as we are a “controlled company,” by the Secretary at the request of any holder of at least 25% of the total voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Stockholders are not otherwise permitted to call a special meeting or to require our board of directors to call a special meeting.

Advance Notice Procedures. The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, and for stockholder nominations of persons for election to our board of directors to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations with Interested Stockholders. The Charter provides that we are not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. However, the Charter contains provisions that have a similar effect to Section 203, except that they provide that Mr. Sacks and the GCMH Equityholders, their respective affiliates and successors and their direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.

Corporate Opportunities

The Charter provides that, to the fullest extent permitted by law, we renounce any interest or expectancy in a transaction or matter that may be a corporate opportunity for us and Mr. Sacks (other than in his capacity as an officer and employee of our Company), the GCMH Equityholders, or any of our non-employee directors have no duty to present such corporate opportunity to us and they may invest in competing businesses or do business with our clients or customers.

Registration Rights

On November 17, 2020, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the CF Sponsor, the GCMH Equityholders and certain qualified institutional buyers and accredited investors that agreed to purchase shares of Class A common stock in a private placement in connection with the transactions contemplated by that certain transaction agreement dated as of August 2, 2020. Pursuant to the Registration Rights Agreement, we agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of our Class A common stock and other equity securities that are held by the parties thereto from time to time.

Transfer Agent and Registrar and Warrant Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company. Each person investing in our Class A common stock held through The Depository Trust Company must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of our Class A common stock.

For as long as any shares of our Class A common stock are listed on Nasdaq or on any other stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of our Class A common stock (including securities exercisable for or convertible into our Class A common stock) reflected in the register administered by our transfer agent.

We have listed shares of our Class A common stock in registered form and such shares, through the transfer agent, will not be certificated. We have appointed Continental Stock Transfer & Trust Company as our agent in New York to maintain our shareholders’ register on behalf of our board of directors and to act as transfer agent and registrar for our Class A common stock. Shares of our Class A common stock are traded on Nasdaq in book-entry form.

The warrant agent for the warrants is Continental Stock Transfer & Trust Company.

Listing of Class A Common Stock and Warrants

Our Class A common stock and warrants are listed on Nasdaq under the symbols “GCMG” and “GCMGW,” respectively.

SELLING SHAREHOLDERS

This prospectus relates to the resale from time to time of (i) an aggregate of 145,135,246 shares of Class A common stock we may issue from time to time to the Selling Shareholders named below (which consists of 144,235,246 shares of Class A common stock issuable upon the exchange or redemption of Grosvenor common units as well as shares of Class A common stock issuable upon the exercise of the 900,000 warrants held by the Selling Shareholders) and (ii) 900,000 warrants by the Selling Shareholders. The Selling Shareholders may, from time to time, offer and sell any or all of the Class A common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Shareholders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees who later come to hold any of the Selling Shareholders’ interest in the Class A common stock or warrants in accordance with the terms of the Registration Rights Agreement governing the registration rights applicable to such Selling Shareholders’ shares of Class A common stock or warrants.

The following table sets forth, as of the date of this prospectus, the names of the Selling Shareholders, the aggregate number of shares of Class A common stock and warrants beneficially owned, the aggregate number of shares of Class A common stock and warrants that the Selling Shareholders may offer pursuant to this prospectus and the number of shares of Class A common stock and warrants beneficially owned by the Selling Shareholders after the sale of the securities offered hereby. We have based percentage ownership on 44,036,239 shares of Class A common stock outstanding as of November 10, 2021, which does not include any shares of Class A common stock that may be issued pursuant to the exchange or redemption of Grosvenor common units.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Shareholders will in fact sell any or all of such Class A common stock or warrants. In addition, the Selling Shareholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A common stock and warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Shareholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Selling shareholder information for each additional Selling Shareholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Shareholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Shareholder and the number of shares registered on its behalf. A Selling Shareholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Before the Offering				After the Offering
Name of Selling Shareholder	Number of Shares of Class A Common Stock	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Class A Common Stock	Number of Warrants
GCMH Equityholders(1)	145,135,246	900,000	145,135,246	900,000	—	—	—

(1)	Mr. Sacks, the chairman of our board of directors and our chief executive officer, is the ultimate managing member of each of (i) Grosvenor Holdings, L.L.C., an Illinois limited liability company, (ii) GCM Grosvenor Management, LLC, a Delaware limited liability company, (iii) Grosvenor Holdings II, L.L.C., a Delaware limited liability company, and (iv) GCM Progress Subsidiary LLC, a Delaware limited liability company (collectively, the “GCMH Equityholders”). Any distribution of proceeds derived from the securities held by the GCMH Equityholders is shared among the respective members of such entities in accordance with the applicable operating agreements of such entities. Shares of Class A common stock held and being offered includes (i) 144,235,246 shares of Class A common stock that may be received pursuant to a direct exchange or redemption of Grosvenor common units and (ii) 900,000 shares of Class A common stock underlying warrants. The address for Mr. Sacks is c/o GCM Grosvenor, 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611.

PLAN OF DISTRIBUTION

The Selling Shareholders, which, as used herein, includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our Class A common stock or warrants or interests in our Class A common stock or warrants received after the date of this prospectus from the Selling Shareholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Class A common stock or warrants or interests in our Class A common stock or warrants on any stock exchange, market or trading facility on which shares of our Class A common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may use any one or more of the following methods when disposing of their shares of Class A common stock or warrants or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	one or more underwritten offerings;

●	block trades in which the broker-dealer will attempt to sell the shares of Class A common stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	distributions to their members, partners or shareholders;

●	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

●	directly to one or more purchasers;

●	through agents;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares of Class A common stock or warrants at a stipulated price per share or warrant; and

●	a combination of any such methods of sale.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some shares of our Class A common stock or warrants owned by them and, if a Selling Shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of Class A common stock or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Shareholders to include the pledgee, transferee or other successors in interest as the Selling Shareholders under this prospectus. The Selling Shareholders also may transfer shares of our Class A common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our Class A common stock or warrants or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A common stock or warrants in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our Class A common stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A common stock or warrants to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A common stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Shareholders from the sale of shares of our Class A common stock or warrants offered by them will be the purchase price of such shares of our Class A common stock or warrants less discounts or commissions, if any. The Selling Shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our Class A common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Shareholders.

The Selling Shareholders also may in the future resell a portion of our Class A common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our Class A common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our Class A common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Shareholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Shareholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Shareholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our Class A common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of our Class A common stock and warrants offered by the Selling Shareholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A common stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A common stock or warrants by bidding for or purchasing shares of Class A common stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A common stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A common stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Registration Rights Agreement, we have agreed to indemnify the Selling Shareholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Shareholders may be required to make with respect thereto. In addition, we and the Selling Shareholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Shareholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.

Selling Shareholders may use this prospectus in connection with resales of shares of our Class A common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Shareholders, the terms of our Class A common stock or warrants and any material relationships between us and the Selling Shareholders. Selling Shareholders may be deemed to be underwriters under the Securities Act in connection with shares of our Class A common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Shareholders will receive all the net proceeds from the resale of shares of our Class A common stock or warrants.

A Selling Shareholder that is an entity may elect to make an in-kind distribution of Class A common stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of Class A common stock or warrants pursuant to the distribution through a registration statement.

We are required to pay all fees and expenses incident to the registration of shares of our Class A common stock and warrants to be offered and sold pursuant to this prospectus, which we expect to be approximately $310,000.

LEGAL MATTERS

Latham & Watkins LLP has passed upon the validity of the Class A common stock and warrants offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The consolidated financial statements of GCM Grosvenor Inc. appearing in GCM Grosvenor Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$204,561.91
Accounting fees and expenses	$20,000.00
Legal fees and expenses	$75,000.00
Financial printing and miscellaneous expenses	$10,000.00
Total	$309,561.91

Item 15. Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act of 1933, as amended.

Additionally, our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item  16. Exhibits

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of GCM Grosvenor Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s Form 8-K filed with the SEC on November 20, 2020).

3.2	Amended and Restated Bylaws of GCM Grosvenor Inc. (incorporated by reference to Exhibit 3.2 to the registrant’s Form 8-K filed with the SEC on November 20, 2020).

4.1	Warrant Agreement, dated December 12, 2018, between Continental Stock Transfer & Trust Company and CF Finance Acquisition Corp. (incorporated by reference to Exhibit 4.2 to the registrant’s registration statement on Form S-4 (File No. 333-242297)).

5.1	Opinion of Latham & Watkins LLP (incorporated by reference to Exhibit 5.1 to the initial filing of the registration statement).

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (included on the signature page to the initial filing of the registration statement).

24.2	Power of Attorney of Pamela L. Bentley.

Item  17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii), and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on December 17, 2021.

GCM Grosvenor Inc.

By:	/s/ Michael J. Sacks
Name:	Michael J. Sacks
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities indicated on December 17, 2021.

Signature	Title

/s/ Michael J. Sacks	Chairman of the Board and Chief Executive Officer
Michael J. Sacks	(Principal Executive Officer)

/s/ Jonathan R. Levin	President and Director
Jonathan R. Levin

/s/ Pamela L. Bentley	Chief Financial Officer
Pamela L. Bentley	(Principal Financial Officer)

/s/ Kathleen P. Sullivan	Managing Director and Head of Accounting
Kathleen P. Sullivan	(Principal Accounting Officer)

*	Director
Angela Blanton

*	Director
Francesca Cornelli

*	Director
Stephen Malkin

Director
*
Blythe Masters

*	Director
Samuel C. Scott III

*By:	/s/ Michael J. Sacks
Michael J. Sacks
Attorney-in-fact